[GRAPHIC OMITTED]




                                                              April 22, 1998
Dear Shareholder:

     You are invited to attend the Annual Meeting of Shareholders of Technical Chemicals & Products, Inc. (the "Company"), which will be held at the Doubletree Guest Suites Hotel, 555 N.W. 62nd Street, Fort Lauderdale, Florida 33309, on Friday, May 22, 1998, at 10:00 a.m., local time.

     The notice of meeting and proxy statement on the following pages covers the formal business of the meeting. Whether or not you expect to attend the meeting, please sign, date, and promptly return your proxy in the enclosed envelope to assure your shares will be represented at the meeting. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

     The continuing interest of the shareholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.

                                          Sincerely,


                                          /S/
                                          Jack L. Aronowitz
                                          President, Chief Executive Officer
                                          and Chairman of the Board of Directors
-------------------------------------------------------------------------------
TECHNICAL CHEMICALS & PRODUCTS, INC.- P.O. Box 8726 - Fort Lauderdale, Florida 33310 - (954)979-0400 - (954)979-0009 3341 S.W. 15th St. (W. McNab Rd.)
- Pompano Beach, Florida 33069
-------------------------------------------------------------------------------

                      TECHNICAL CHEMICALS & PRODUCTS, INC.
                              3341 S.W. 15th Street
                          Pompano Beach, Florida 33069


                     --------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 22, 1998

     The Annual Meeting of Shareholders of Technical Chemicals & Products, Inc. will be held at the Doubletree Guest Suites Hotel, 555 N.W. 62nd Street, Fort Lauderdale, Florida 33309, on Friday, May 22, 1998, at 10:00 a.m., local time, for the following purposes:

     - To elect two Class III directors for a three-year term expiring in 2001; and

     - To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 17, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Shareholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.


                                 By Order of the Board of Directors,


                                 /S/
                                 Martin Gurkin, Ph.D.
                                 Secretary


Pompano Beach, Florida
April 22, 1998

                      TECHNICAL CHEMICALS & PRODUCTS, INC.

                     --------------------------------------

                                 PROXY STATEMENT

                ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

     This proxy statement is first being sent to shareholders on or about April 23, 1998, in connection with the solicitation of proxies by the Board of Directors of Technical Chemicals & Products, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on Friday, May 22, 1998, and at any adjournment thereof (the "Meeting"). The close of business on April 17, 1998, has been fixed as the record date of the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding 10,015,036 shares of $.001 par value common stock ("Common Stock"), entitled to one vote per share.

     Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting. If shareholders specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxies will be voted as specified. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of the directors listed on the proxies. The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

     Shareholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.

     Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present in the determination of whether shares of the Company's common stock represented at the Meeting constitute a quorum. With respect to matters to be acted upon at the Meeting, abstentions and broker non-votes will not be counted for the purpose of determining whether a proposal has been approved.

     The expense of preparing, printing and mailing proxy materials to shareholders of the Company will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock.

     The executive offices of the Company are located at 3341 S.W. 15th Street, Pompano Beach, Florida 33069. The Company's telephone number is (954) 979-0400.

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes of directors. The Company's Articles of Incorporation provide that at each annual election, directors shall be chosen by class for a term of three years, to preserve, as evenly as practicable, the division of directors into classes. The current terms of the three classes of directors expire in 1999 (Class I directors), 2000 (Class II directors) and 1998 (Class III directors). Two director nominees are to be elected at the Meeting as a Class III director for a term ending in 2001, or until their respective successors shall have been elected and qualified.

     The Board of Directors has nominated Kathryn R. Harrigan and Martin Gurkin to each stand for election at the Meeting for the Class III director seats. See "Management-Directors and Executive Officers" for information regarding Ms. Harrigan and Mr. Gurkin. The nominees' current terms will expire on the date of the Meeting. Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of Ms. Harrigan and Mr. Gurkin. Should Ms. Harrigan or Mr. Gurkin become unable or unwilling to accept nomination or election for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe Ms. Harrigan or Mr. Gurkin will be unable or unwilling to serve if elected.

                  SECURITY AND OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 6, 1998 with respect to the Common Stock owned by (1) any person who is known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities, (2) each director and director nominee of the Company, (3) each executive officer named in the Summary Compensation Table and
(4) all directors and executive officers as a group.

                                             Amount and Nature
                                               of Beneficial
      Name and Address of Beneficial Owner(a)  Ownership(b)            Percent
      Jack L. Aronowitz .....................     4,561,666(c)            43.4%

      Capital Group Companies, Inc.
      Capital Research and Management Company
         333 South Hope Street, 52nd Floor
         Los Angeles, California  90071.......      600,000                6.0%

      Martin Gurkin...........................       34,534(d)             *

      Colin A. Morris.........................       11,700(d)             *

      Stuart R. Streger.......................       17,667(e)             *

      Kathryn R. Harrigan.....................        1,000(e)             *

      Clayton Rautbord........................        1,200(d)             *

      Noel Buterbaugh.........................            0                *

      All directors and executive
      Officers as a group (7 persons).........    4,631,767               43.8%

_______________________

  (a) The business address for Messrs. Aronowitz, Gurkin, Morris, Streger, Rautbord, Buterbaugh, and Ms. Harrigan is 3341 S.W. 15th Street,
      Pompano Beach, FL 33069.
  (b) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power.
  (c) Includes 500,000 shares that may be acquired upon exercise of a currently exercisable warrant and 370,000 shares as to which Mr. Aronowitz holds a voting proxy.
  (d) Includes options that are currently exerciseable in the following amounts:
      Mr. Gurkin - 34,334; Mr. Morris - 10,000; and Mr. Rautbord -  1,000.
  (e) Represents shares that may be acquired upon exercise of currently outstanding stock options.

  * Less than 0.5%

                                   MANAGEMENT

Directors and Executive Officers

     Set forth below is certain information as of April 22, 1998, concerning the Company's executive officers, current directors, and nominees for director.

                                                                                                       Year First
                                                                                                        Became a
               Name                                     Position(s)                        Age          Director

Jack L. Aronowitz                   President, Chief Executive Officer, and
                                    Chairman of the Board of Directors (Class I
                                    - term expiring in 1999)                               58            1992

Noel Buterbaugh                     Director (Class I - term expiring in 1999)             65            1998

Martin Gurkin, Ph.D                 Senior Vice President, Chief Operating                 65            1996
                                    Officer and Director(Class III - nominee
                                    for a term expiring in 2001)

Kathryn R. Harrigan, M.B.A.,        Director (Class III - nominee for a term               46            1996
D.B.A                               expiring in 2001)

Clayton Rautbord                    Director (Class II - term expiring in 2000)            70            1996

Stuart R. Streger, C.P.A            Vice President and Chief Financial Officer             47

Colin A. Morris                     Vice President, Transdermal Manufacturing              57
                                    and Chief Operating Officer of the
                                    Pharmetrix Division

Robert G. Bachkosky                 Vice President of Marketing                            44

Gregory G. Candelmo                 Vice President of Sales                                36


     JACK L. ARONOWITZ, the founder of the Company, has been President and Chairman of the Board of Directors since January 1992 and Chief Executive Officer since January 1996. Prior to founding the Company, Mr. Aronowitz served as Executive Vice President, Technical Director and Director of Operations of TechniMed Corporation from May 1985 to October 1991 and as President from January 1983 to April 1985. TechniMed was engaged in the medical diagnostic and biochemical businesses. Mr. Aronowitz has been involved in the development and commercialization of medical diagnostic products for over 35 years. Mr. Aronowitz is the President of the Florida Institute of Chemists.

     NOEL BUTERBAUGH has been a Director of the Company since April 1998. He replaced Dr. Stephen Dresnick who resigned from the TCPI Board as a result of increased corporate responsibilities related to his recent promotion to
President and Chief Executive Officer of FPA Medical  Management,  Inc. (Nasdaq:
FPAM). Mr. Buterbaugh is President and Chief Executive Officer of BioWhittaker, Inc., which was acquired by Cambrex Corporation (NYSE: CBM) in 1997. He has been with BioWhittaker since the early 1950's and became its President in 1979.
BioWhittaker is a major supplier of cell cultures and related scientific products to the biotechnology industry and the leading supplier worldwide of these biological products to the medical and clinical diagnostics industry. He is also a Director of First Frederick Financial Corp., the holding company for First Bank of Frederick (Nasdaq BB: FFMD).

     MARTIN GURKIN, Ph.D. has been Senior Vice President, Chief Operating Officer and a Director of the Company since January 1996. Prior to joining the Company, Dr. Gurkin served as Vice President of ISCO, Inc., a company engaged in the manufacture of scientific analytical instrumentation, from October 1989 to December 1995. Prior to joining ISCO, Inc., Dr. Gurkin was employed in various capacities for over 17 years by E. M. Science (an affiliate of E. Merck KGAA), a company engaged in the manufacturing of laboratory reagents and chromatography supplies.

     KATHRYN R. HARRIGAN, M.B.A., D.B.A., has been a Director of the Company since 1996. Ms. Harrigan has been a professor at Columbia Business School since 1981 and was named the Henry L. Kravis Professor of Business Leadership at Columbia Business School in 1993. Since 1994, Professor Harrigan has served on the Board of Directors of Cambrex Corporation (NYSE: CBM), a company engaged in the international specialty chemicals business. She is also a Director of Johns Manville Corp. (NYSE: JM), an international building and filtration products company, as well as a Director or advisor of various other privately held companies.

     CLAYTON L. RAUTBORD has been a Director of the Company since August 1996. Mr. Rautbord is presently the Secretary and Treasurer of Wenk Aviation Insurance Corporation. From 1980-1989, he was the founder and President of Photo Con-X-Ion, Inc., a manufacturer of photographic chemicals, and was the President and CEO of APECO, a company listed on the NYSE, from 1963-1974. Mr. Rautbord has previously served on the boards of Ozark Airlines, Metropolitan Bank of Chicago, Amalgamated Bank of Chicago, and Euclid Equipment Company of Long Island, New York. In addition to TCPI's Board of Directors, Mr. Rautbord also serves on the Board of Directors of Albany Bank and Trust Company in Chicago.

     STUART R. STREGER, C.P.A. has been Vice President and Chief Financial Officer of the Company since April 1996. Prior to joining TCPI, Mr. Streger served as Chief Financial Officer of Carfel, Inc., an auto parts manufacturer and after-market distribution company from September 1994 to March 1996. From August 1993 to September 1994, he was Chief Financial Officer of Chick Master International, a global manufacturer and distributor of poultry equipment. From August 1980 to August 1993, Mr. Streger was Chief Financial Officer of Rosco Laboratories, Inc., a worldwide distributor and manufacturer of television and film production products. From 1973 to 1977, Mr. Streger was employed as a senior auditor and served in many other capacities with the accounting firm of KPMG Peat Marwick LLP.

     COLIN A. MORRIS has been Vice President of Transdermal Manufacturing since February 1997. He has operating responsibilities for TCPI's portfolio of transdermal drug delivery products and related contract services, and directs all activities at the Company's R&D facility in Menlo Park, California, operated by its Pharmetrix Division. In addition, Mr. Morris is involved in the ongoing development of the Company's TD Glucose Monitoring System. Prior thereto, he helped transition Noven Pharmaceuticals (Nasdaq: NOVN), which operates one of the most advanced transdermal R&D and manufacturing facilities in the world, from the development stage to global commercialization as Vice President of Operations and later as Vice President of Corporate Planning. Mr. Morris also has held senior-level positions with Rhone-Poulenc Rorer, Inc. as Senior Director of World Wide Engineering, Director of Process Engineering with Sterling Drug, Inc., and international and domestic positions with Johnson & Johnson.

     ROBERT G. BACHKOSKY joined the Company as Vice President of Marketing and Business Development in August 1997. Mr. Bachkosky directs the global marketing programs for TCPI's expanding portfolio of diagnostic products used by consumers and healthcare professionals. He has more than 20 years of experience in sales and marketing of medical diagnostic, scientific and general healthcare products. During the past 12 years, Mr. Bachkosky held various senior level positions with Boehringer-Mannheim Corporation in Indianapolis, Indiana, and most recently was responsible for market development of "Point of Care" products to Latin America and Canada. His additional healthcare experience includes Cordis Laboratories, Curtin Matheson Scientific, and employment as a Medical Technologist for Greater Southeast Community Hospital in Washington, D.C.

     GREGORY J. CANDELMO is the Company's Vice President of Sales. Prior to joining TCPI in 1998, he was North American Director of Sales and Marketing for GDS Diagnostics. Previously, he was with Boehringer-Mannheim Corporation from 1991 to 1997 where he served in various sales management positions that included Diagnostic Systems Director of Sales, Lab Diagnostics Regional Business Manager, AccuData System Product and Marketing Manager, and Diabetes Care Division Regional Sales Manager. Mr. Candelmo also held sales management and field sales positions with Behring Diagnostics, CooperBiomedical/Techicon Instruments and Proctor and Gamble.

     There is no family relationship between any executive officer or director of the Company.

          MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     During 1997, the Company's Board of Directors held four meetings. Each incumbent director attended each meeting.

     During 1997, the Company had a Compensation Committee (which also served as the administrator for the Company's 1992 Incentive Stock Option Plan) and an Audit Committee, and established a Board Organization Committee. The
Compensation Committee consisted of non-employee directors Mr. Rautbord, Ms. Harrigan and Dr. Dresnick. The Compensation Committee recommends to the Board of Directors base salary levels, bonuses and stock option grants for the Chief Executive Officer and reviews compensation levels of other officers of the Company. The Compensation Committee also reviews and makes recommendations with respect to the Company's existing and proposed compensation plans.

     The members of the Audit Committee are Mr. Rautbord and Ms. Harrigan. The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with the Company's independent certified accountants to review the scope and results of the audit and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices.

     In 1997, The Company's Board Organization and Governance Committee consisted of Ms. Harrigan, Dr. Dresnick and Mr. Rautbord. This Committee is responsible for corporate governance and also serves as the Nominating Committee.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company is paid an annual fee of $5,000. Each non-employee director acting as a Committee Chair receives an additional $500 per year. In addition, each non-employee director receives $500 for each Committee and Board meeting attended, provided that the Committee meeting is other than on a day when a Board Meeting is held. Non-employee directors are also reimbursed for their travel expenses to meetings of the Board of Directors. No director who is an employee of the Company receives separate compensation for services rendered as a director.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by the Company, during the fiscal years ended December 31, 1997, 1996 and 1995 to the officers whose names appear in the table below. No restricted stock awards, long-term incentive plan payouts or other types of compensation other than the compensation identified in the chart below were paid to these officers. No other executive officer of the Company earned a total annual salary and bonus during 1997, 1996 and 1995 in excess of $100,000.

                                                                                                 Long Term
                                             Annual Compensation Compensation                   Compensation
                                   -------------------------------------------------------------------------
                                                                                                Securities
               Name and                                                      Other Annual       Underlying
             Principal Position       Year(a)  Salary($)      Bonus($)     Compensation($)      Options(#)

     Jack L. Aronowitz                1997     $151,938            --       $24,644(b)                 --
       President, Chief               1996      144,703            --        13,937(b)
       Executive Officer and          1995      137,813            --        17,209(b)(c)
       Chairman of  the Board
     Martin Gurkin                    1997      131,156       $25,000         3,236(b)             11,000
       Senior Vice President and      1996       88,042            --         2,157(b)
       Chief Operating Officer
       and Director
     Colin Morris                     1997      117,208       10,000          1,418(b)             30,000
       Vice President                 1996      --                --              --
     Stuart R. Streger                1997      127,625       35,000          2,126(b)             11,000
       Vice President and             1996       81,654           --            886(b)
       Chief Financial Officer

     (a) No amounts are shown for Messrs. Gurkin and Streger for 1995, and Mr. Morris for 1996 and 1995 because they were not employed by the Company at that time.
     (b)  Includes the cost of an automobile and/or health insurance.
     (c) Does not include $256,920 paid as a dividend by the Company to Mr. Aronowitz soon after the Company's initial public offering. The dividend represented Mr. Aronowitz's pro rata share of the Company's retained earnings that were distributed to all of the Company's shareholders prior to the revocation of the Company's S election and was not intended as a form of compensation.

Option Grants and Exercises; Long-Term Incentive Plans in 1997

   The following table shows the grants of stock options by the Company during the fiscal year ended December 31, 1997 to the executive officers named in the Summary Compensation Table.


                               Individual Grants
                               -----------------                               Potential Realizable Value at
                        Number of     Percent of                               Assumed Annual Rate of Stock
                        securities      Total                                  Price Appreciation For Option
                        underlying  Options/Grants                                          Term(a)
                         Options     to Employees    Exercise    Expiration    -----------------------------
          Name          Granted    in Fiscal Year    Price         Date                5%               10%

    Martin Gurkin       10,000           6.43%        $8.875      9/04/02             $24,250           $54,183
    Martin Gurkin        1,000           0.64%        $8.875      9/04/02              $2,452            $5,418
    Colin Morris         6,667           4.29%        $8.625      2/01/03             $19,556           $44,367
    Colin Morris         6,667           4.29%        $8.625      2/01/04             $23,409           $54,554
    Colin Morris         6,667           4.29%        $8.625      2/01/05             $27,451           $65,750
    Colin Morris        10,000           6.43%        $8.875      9/04/02             $24,250           $54,183
    Stuart Streger      10,000           6.43%        $8.875      9/04/02             $24,250           $54,183
    Stuart Streger       1,000           0.64%        $8.875      9/04/02              $2,452            $5,418

     (a) The potential realizable values set forth under these columns result from calculations assuming 5% and 10% annualized stock price growth rates from grant dates to expiration dates and are not intended to forecast future price appreciation of the Company's Common Stock based upon growth at these prescribed rates. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown factors. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company. There can be no assurance that the amounts reflected in this table will be achieved.

OPTION EXERCISES AND PERIOD-END VALUES

         None.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, there were no interlocking relationships of the Compensation Committee. Each member serving on the Compensation Committee was an outside Director.

     The Company and Mr. Aronowitz are parties to an exclusive, worldwide license agreement dated January 31, 1996 ("License Agreement") under which the Company has the right to manufacture, promote, market and sell all medical, pharmaceutical and health care products and devices created by Mr. Aronowitz on or before the date of the License Agreement. The License Agreement is for a term of twenty years with automatic renewals and requires annual fees equal to the greater of (i) 3% of net collected sales revenues from products based upon certain technology or (ii) $10,000, with an aggregate maximum limitation of $10,000,000. The License Agreement replaces an earlier license agreement with similar provisions. During 1997 and 1996, Mr. Aronowitz earned approximately $148,000 and $114,000, respectively, pursuant to the License Agreement. He waived all licensing fees due him for the years ended December 31, 1995 and 1994.

     Mr. Aronowitz is also party to an employment contract with the Company. See "-Employment Contracts."


EMPLOYMENT CONTRACTS

     The Company entered into an employment agreement with Jack L. Aronowitz, as of January 1, 1993, as amended on September 27, 1996, pursuant to which Mr. Aronowitz serves as President of the Company. The agreement provides that Mr. Aronowitz receive: (i) a base salary of $144,800, increased annually by 5%; and
(ii) an annual bonus of 5% of the Company's consolidated pre-tax income. The agreement also provides that Mr. Aronowitz is entitled to health insurance, a car allowance of $10,000 per year, other fringe benefits, and, at the Board's discretion, further bonuses and reimbursement for various expenses. In addition, the agreement prohibits Mr. Aronowitz (x) during and after the term of the agreement, from disclosing confidential information relating to the Company and
(y) during the term of the agreement and for a period of two years after termination thereof, from competing with the Company anywhere in the United States where the Company is engaged in business or has evidenced an intention to engage in business. Notwithstanding the foregoing, if Mr. Aronowitz's employment is terminated by the Company for any reason other than Mr. Aronowitz having engaged in any material act of dishonesty, disloyalty, negligence and/or fraud which is, or may be, damaging to the Company's business, the Company must pay Mr. Aronowitz two times his then base salary plus an amount equal to two times the last bonus paid to or accrued for him pursuant to the agreement (three times base salary plus bonus in the event of termination following a "change of control," as defined in the agreement).

     The Company entered into an employment agreement with Martin Gurkin, dated as of February 26, 1996, pursuant to which Dr. Gurkin serves as a Senior Vice President of the Company. Under the Agreement Dr. Gurkin's current base salary is $125,000, which may be increased at the Board of Directors' discretion. The agreement also provides that Dr. Gurkin receive a bonus based on a percent of forecasted net sales agreed upon as the Company's annual target. Dr. Gurkin also receives health insurance, other fringe benefits, and, at the Board of Directors' discretion, reimbursement for various expenses. In addition, the agreement prohibits Dr. Gurkin: (i) during and after the term of the agreement, from disclosing confidential information relating to the Company; and (ii) during the term of the agreement and for a period of two years after the termination thereof, from competing with the Company anywhere in the United States where the Company is engaged in business or has taken steps to engage in business. Notwithstanding the foregoing, if Dr. Gurkin's employment is terminated by the Company other than for cause (as that phrase is defined in the agreement) or due to the death or disability of Dr. Gurkin, the Company must pay Dr. Gurkin an amount equal to two times his then base salary as liquidated damages.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee is pleased to present its report on executive compensation. This report describes the components of the Company's executive officer compensation programs and the basis on which compensation determinations for 1997 were made with respect to the executive officers of the Company. The 1997 fiscal year was the first full year of employment with the Company for each of the Company's executives other than the Chief Executive Officer.

     The Compensation Committee believes that the objectives of executive compensation are to attract, motivate and retain the highest quality executives, to align the interests of these executives with those of the Company shareholders and to motivate the Company executives to increase shareholder value by improving corporate performance and profitability. To meet these objectives, the Compensation Committee will seek to provide a competitive total compensation package that enables the Company to attract and retain key personnel; to provide variable compensation opportunities, primarily on an annual basis, that are linked to corporate performance goals; and to provide long-term compensation opportunities, through stock options, that align executive compensation with value received by stockholders. The compensation program for executive officers is comprised of the following components: base salary, annual incentive compensation and stock options. Base salaries for executives are determined initially by evaluating the responsibilities of the position, the experience of the individual, internal comparability considerations, as appropriate, the competition in the marketplace for management talent, and the compensation practices among public companies of the size of, or in businesses similar to, the Company.

     For 1997, compensation, including salary, bonuses and stock option grants, for the executives other than the Chief Executive Officer was set based principally upon the factors described in the previous sentence. Compensation for the Chief Executive Officer was set based upon the Chief Executive's employment agreement (see "Employment Contracts").

     The Compensation Committee intends to periodically review the Company's compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. Salary adjustments ordinarily will be determined and made at 12-month intervals.

         Respectfully submitted,

         KATHRYN R. HARRIGAN
         CLAYTON RAUTBORD



                             STOCK PERFORMANCE GRAPH

     The following graph shows the Company's cumulative total return to shareholders compared to the Russell 2,000 Index and a peer group consisting of healthcare stocks (excluding biotechnology companies) identified below as "Hambrecht & Quist Healthcare." The graph shows cumulative total return over the period from February 2, 1995, the first day that the Company was traded publicly, and the end of the fiscal year 1997, based on an initial investment of $100. Total shareholder return assumes dividend reinvestment. The stock performance shown on the following graph is not indicative of future price performance.

[GRAPHIC OMITTED]

---------------------------- --------------------- --------------------- --------------------- ---------------------

           Name                February 2, 1995     December 31, 1995     December 31, 1996     December 31, 1997
---------------------------- --------------------- --------------------- --------------------- ---------------------

         TCPI                      $100                  $500                  $228                  $284
---------------------------- --------------------- --------------------- --------------------- ---------------------
       Russell 2000                $100                  $130                  $152                  $186
---------------------------- --------------------- --------------------- --------------------- ---------------------
     Hambrecht & Quist             $100                  $157                  $174                  $207
   Healthcare (excluding
      biotechnology)
---------------------------- --------------------- --------------------- --------------------- ---------------------

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the common stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such reports received by it, the Company believes that during 1997, Forms 3, 4 and 5 filings appear to have been made when due.


                       INFORMATION CONCERNING INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

     The Company's Board of Directors has appointed Ernst & Young LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1998. Representatives of Ernst & Young LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by shareholders.

              PROPOSALS OF SHAREHOLDERS FOR THE NEXT ANNUAL MEETING

     Proposals of shareholders intended for presentation at the 1999 annual meeting must be received by the Company on or before December 19, 1998, in order to be included in the Company's proxy statement and form of proxy for that meeting.

     The Company's bylaws also require advance notice to the Company of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders' meeting. Notice of shareholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive office of the Company not less than 60 days, nor more than 90 days, prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice prior to public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

     In addition to the matters required to be set forth by the rules of the Securities and Exchange Commission, a shareholder's notice with respect to a proposal to be brought before the annual meeting must set forth (a) the text of the proposal to be presented and a brief written statement of the reasons why such shareholder favors the proposal, (b) the name and address of such shareholder, (c) the class and number of shares of the Company that are beneficially owned by such shareholder on the date of such shareholder notice and (d) any material interest of the shareholder in such proposal.

     A shareholder's notice with respect to a director nomination must set forth
(a) the name of the person to be nominated, (b) the number and class of all shares of each class of stock of the Company beneficially owned by such person,
(c) the information  regarding such person required by paragraphs (a) and (d) of
Item 401 of Regulation S-K adopted by the  Securities  and Exchange  Commission,
(d) such person's signed consent to serve as a director of the Company if elected, (e) such shareholder's name and address and (f) the number and class of all shares of each class of stock of the Corporation beneficially owned by such shareholder.

     The complete Bylaws provisions governing these requirements are available to any shareholder without charge upon request from the Secretary of the Company.


                                  OTHER MATTERS

     The Company will provide to any shareholder, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedule thereto, for its fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission. All such requests should be directed to Technical Chemicals and Products, Inc., Corporate Communications, P.O. Box 8726, Ft. Lauderdale, Florida 33310. No charge will be made for copies of such annual report; however, a reasonable charge for exhibits, if requested, will be made.

                                   By Order of the Board of Directors,


                                   /S/
                                   MARTIN GURKIN, Ph.D.
                                   Secretary

Pompano Beach, Florida
April 22, 1998